STATE OF FLORIDA

                          (SEAL)

                     DEPARTMENT OF STATE

I certify the attached is a true and correct copy of the Articles of Amendment, filed on January 27, 2000, to Articles of Incorporation for IRT INDUSTRIES, INC. which changed its name to XPEDIAN, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H00000004411. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below.

The document number of this corporation is M36633.

                    Given under my hand and the
                    Great Seal of the State of Florida,
                    at Tallahassee, the Capital, this the
                    Twenty-eighth day of January, 2000

Authentication Code: 300A00004062-012800-M36633     -1/1









(SEAL)                                 /s/Katherine Harris
                                       Katherine Harris
                                       Secretary of State